EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE October 1, 2008	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

Laura Hamilton Named MTS Board Chair; Joe O’Donnell Appointed as Director

Eden Prairie, Minnesota, October 1, 2008 – MTS Systems Corporation (NASDAQ: MTSC) today announced that its Board of Directors has elected Laura B. Hamilton to the position of Chair of the Board, succeeding Sidney W. Emery, Jr., who retired from the Board effective September 28, 2008. Hamilton is the Company’s President and Chief Executive Officer and has served as a director since June 2007.

“As President and CEO, Laura has demonstrated strong leadership and management skills,” said Dr. Jean-Lou Chameau, MTS’ lead independent director. “She continues to successfully execute MTS’ growth strategies and is ready to assume the responsibilities of the Chair’s position.”

The Company today also announced the election of Joseph M. O’Donnell to its Board of Directors, effective November 24, 2008. Mr. O’Donnell is the Chief Executive Officer of Inmar, Inc., a leader in providing technology-driven logistics and supply chain software solutions to retailers, wholesalers, and manufacturers in the consumer goods and healthcare markets.

“We are very pleased to have Joe join the MTS Board,“ stated Hamilton. “His breadth of board and CEO experience will be of great benefit to MTS and its shareholders.”

O’Donnell is the former Chairman of the Board, Chief Executive Officer, and President of Artesyn Technologies, Inc., which designs, manufactures, and sells electronic subsystems to the communications industry. Mr. O'Donnell also serves on the Inmar and Comverse Technology Boards of Directors, and is Chairman of the Advisory Board, University of Tennessee College of Business.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,575 employees and revenue of $410 million for the fiscal year ended September 29, 2007. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.